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                                                                    Exhibit 4.02



                            CERTIFICATE OF AMENDMENT

                                       OF

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              INTERSIL CORPORATION

         Intersil Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

         FIRST: That at a meeting of the Board of Directors of the Company held on March 10, 2002, resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable and calling a meeting of the stockholders of the Company for consideration thereof. The resolution setting forth the proposed amendment is as follows:

               RESOLVED, that the Board of Directors deems it advisable and in the best interests of the Company that the Amended and Restated Certificate of Incorporation of the Company be amended (the "Amendment") pursuant to Section 242 of the Delaware General Corporation Law ("DGCL") by deleting Section 7 in its entirety and replacing it with the following:

                    7. Board of Directors. The board of directors of the Corporation shall be composed of not fewer than three and not more than eight members, provided that if the death, incapacity or resignation of a director results in the board of directors being composed of fewer than three members, actions of the board of directors which are otherwise valid and taken between the time of such death, incapacity or resignation and the next meeting of stockholders at which a director is elected to fill such vacancy shall nevertheless be valid. Directors of the Corporation shall not be divided into classes. The term of each director shall expire at each annual meeting of stockholders. Elections of directors need not be by written ballot unless and except to the extent the bylaws of the Corporation shall so provide.

         SECOND:    That, thereafter, pursuant to resolution of its Board of
Directors, an annual meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware on May 14, 2002, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD:     That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH:    That this Certificate of Amendment of the Amended and
Restated Certificate of Incorporation shall be effective upon filing with the Secretary of State of the State of Delaware.

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         IN WITNESS WHEREOF, Intersil Corporation has caused this Certificate of
Amendment to be signed by Stephen M. Moran, its Vice President, General Counsel and Secretary, as of the 14th day of May, 2002.

                                         INTERSIL CORPORATION



                                         By: /s/ Stephen M. Moran
                                             ----------------------
                                             Stephen M. Moran
                                             Vice President, General Counsel
                                             and Secretary